EXHIBIT 23b

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-214425 and 333-275344) and Form S-3 (No. 333-258792-01) of Northwest Natural Gas Company of our report dated February 23, 2024 relating to the financial statements and financial statement schedule which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
Portland, Oregon
February 23, 2024